CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-236575 on Form N-1A of our report dated December 22, 2025, relating to the financial statements and financial highlights of iShares Global Government Bond USD Hedged Active ETF of BlackRock ETF Trust II (the “Fund”), appearing in the Form N-CSR of the Fund for the period ended October 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 20, 2026